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Exhibit 8.1

[WLRK LETTERHEAD]

December 15, 2014

GTECH S.p.A.
Viale del Campo Boario 56/D
00154 Roma—Italy

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form F-4 (as amended or supplemented through the date hereof, the "Registration Statement") of Georgia Worldwide Limited, a public limited company organized under the Laws of England and Wales ("Holdco"), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of GTECH S.p.A., a joint stock company organized under the Laws of Italy ("GTECH"), with and into Holdco (the "Holdco Merger"), and the proposed merger of Georgia Worldwide Corporation, a Nevada corporation that is a wholly owned subsidiary of Holdco ("Sub"), with and into International Game Technology, a Nevada corporation ("IGT"), as contemplated by the Agreement and Plan of Merger, dated as of July 15, 2014 (the "Merger Agreement"), by and among GTECH, Holdco, Sub and IGT.

        In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the joint proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, and (iii) GTECH, IGT, and Holdco and their respective subsidiaries will treat the transactions for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transactions are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

        Based upon the foregoing, we hereby confirm that, subject to the qualifications, exceptions, assumptions, beliefs and limitations described herein and therein, the sections of the Registration Statement entitled "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS—The Holdco Merger," "—Section 7874," "—Ownership of Holdco Ordinary Shares" and "—Special Voting Shares" constitutes our opinion as to the material U.S. federal income tax consequences of the Holdco Merger to U.S. holders (as defined in the Registration Statement) of GTECH ordinary shares and of the ownership of Holdco ordinary shares.

        Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform GTECH, Holdco or IGT of any such change or inaccuracy that may occur or come to our attention.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen and Katz

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  Exhibit 8.1